Exhibit 10.1

June 10, 2018

Mr. R. Bruce McDonald

Re:	Retirement Agreement

Dear Bruce:

This letter agreement (“Letter Agreement”) sets forth the understanding between R. Bruce McDonald (“McDonald”), Adient plc (together with its subsidiaries, the “Company”) and Adient US LLC (the “Employer”) regarding McDonald’s retirement. Capitalized terms not otherwise defined in this Letter Agreement have the meaning set forth in the Key Executive Severance and Change of Control Agreement, dated January 17, 2017, by and among McDonald, the Company and the Employer (McDonald’s “Severance and Change of Control Agreement”).

1.	Retirement

(a) Senior Advisor. McDonald will cease to be Chairman and Chief Executive Officer of the Company effective June 11, 2018 (the “Transition Date”). McDonald will remain employed by the Employer as the Senior Advisor to the Chief Executive Officer, reporting to the Chief Executive Officer, from the Transition Date until September 30, 2018 when his retirement shall take effect (the “Retirement Date”, and the period from the Transition Date to the Retirement Date, the “Advisory Period”). As Senior Advisor, McDonald will perform such duties as are reasonably assigned to him by the Chief Executive Officer from time to time. McDonald and the Company agree that, effective as of the Transition Date, he will no longer serve as an officer of the Company.

(b) Transition from Other Positions. Effective as of the Transition Date, McDonald will cease to be a member of the Company’s Board of Directors and will resign from all director, officer and fiduciary positions that he holds with the Company and any of the Company’s subsidiaries, affiliates, joint ventures and other related entities. On the date of execution of this Letter Agreement, McDonald will deliver an executed resignation letter to the Company’s Board of Directors in the form attached as Exhibit A hereto.

2.	Compensation

(a) Base Salary. During the Advisory Period, McDonald will continue to be paid his base salary at his current rate, and consistent with the current payment schedule.

(b) Annual Incentive Bonus. McDonald will not be eligible to receive a bonus for the fiscal year ending September 30, 2018.

(c) Equity Awards. During McDonald’s continued employment through the Advisory Period, all of his outstanding restricted stock units (“RSUs”), performance share units (“PSUs”) and stock option awards will continue to vest and be earned and, for stock options, be exercisable, in accordance with their current terms. McDonald will receive no further equity awards under the Company’s equity incentive plans.

(d) Pension and Welfare Benefits. During the Advisory Period, McDonald will continue to be eligible to participate in the Employer’s 401(k) Plan, Retirement Restoration Plan and welfare benefit plans. McDonald will participate in the Employer’s Savings and Investment Plan (the RIC) to the same extent as senior executives of the Company. McDonald will also continue to receive the 5% perquisite allowance and participate in the car lease program during the Advisory Period.

(e) Business Expenses. During the periods in which McDonald is employed by the Employer as Senior Advisor, the Company will reimburse any business expenses incurred by him in accordance with applicable Company policies.

(f) Treatment of Outstanding Company Equity Awards on the Retirement Date. Upon the Retirement Date, the Company equity awards granted to McDonald before 2017 will receive the “Retirement” treatment set forth in Exhibit B. The Company equity awards granted in 2017 will be forfeited on the Retirement Date. The amount of equity award units that will vest upon the Retirement Date pursuant to the Retirement Treatment set forth in Exhibit B will not be reduced by the Company, subject to the terms of the Company’s Executive Incentive Compensation Recoupment Policy (the “Clawback Policy”) that will continue to apply to McDonald. The Company agrees to reasonably cooperate in connection with any reasonable request by McDonald or Johnson Controls International plc (“JCI”) regarding the effect of McDonald’s retirement from the Company in relation to his outstanding JCI equity awards. In the event of McDonald’s death after the Retirement Date, the Company equity awards will be treated in accordance with the terms of the Company’s 2016 Omnibus Incentive Plan.

(g) Relocation Benefits. The Employer will pay McDonald $250,000 for relocation expenses, within ten (10) days of McDonald’s Retirement Date.

(h) No Severance Benefits. McDonald will not be entitled to any other severance payments or benefits. McDonald agrees that the changes to his position, duties, responsibilities, compensation, work location and other terms and conditions of employment contemplated by this Letter Agreement do not constitute “Good Reason” for him to resign (as set forth in his Severance and Change of Control Agreement, or any other agreement he has with the Company or Employer).

(i) Irish Tax Filings. Tax services related to filings in Ireland will be provided at the Company’s expense for calendar year 2018 consistent with the Company’s past practice.

3.	General Release and Waiver of Claims

(a) General Waiver and Release. McDonald’s eligibility for the equity award treatment and benefits provided in Section 2 above will be contingent on his execution (and non-revocation) of a release of claims in favor of the Company (the “Release”). The form of Release is attached as Exhibit C and must be executed by McDonald (1) in connection with the execution of this Letter Agreement and (2) again upon his termination of employment, in each case within the time period specified in the Release.

4.	Ongoing Obligations

(a) Ongoing Obligations. McDonald agrees and acknowledges that his obligations under Article III (Restrictive Covenants) of his Severance and Change of Control Agreement will continue in accordance with their terms (including for the 18-month “Restricted Period” after the Retirement Date to the extent set forth in such covenants). McDonald affirms that such provisions are not unduly burdensome to him and are reasonably necessary to protect the legitimate interests of the Company and the Employer.

(b) Clawback Policy. The Clawback Policy will continue to apply to McDonald.

(c) No Trading, Pledging or Hedging. During the Advisory Period, McDonald will continue to be subject to the Company’s Insider Trading Policy, including the Additional Provisions for Directors and Section 16 Officers of such policy (as if he were a director or Section 16 Officer).

(d) Future Cooperation. McDonald agrees that upon the Company’s reasonable request following the Advisory Period, he will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company. McDonald will be entitled to reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance, and if such assistance requires four (4) or more hours in one day, McDonald will also be entitled to reimbursement at a per-diem rate of $1,500.

(e) Whistleblower Policy. McDonald understands and agrees that nothing in this Letter Agreement limits or interferes with his right, without notice to or authorization from the Company, to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency. In the event McDonald files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on his behalf, he agrees that his release of Claims in this Letter Agreement will nevertheless bar his right (if any) to any monetary or other recovery (including reinstatement), except that he does not waive: (1) his right to receive an award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 and (2) any other right where waiver is expressly prohibited by law.

5.	Other Terms

(a) Tax Withholding. The Company may withhold from any amounts payable to McDonald under this Letter Agreement any federal, state, local or foreign taxes that are required to be withheld pursuant to applicable law or regulation.

(b) No Representations and Non-Admission. McDonald acknowledges that he has not relied on any representations or statements in determining to execute this Letter Agreement. Nothing contained in this Letter Agreement will be deemed or construed as an admission of wrongdoing or liability by McDonald or on the part of the Company or its present or past affiliates, officers, directors, executives or agents.

(c) Entire Understanding. This Letter Agreement sets forth the entire agreement between McDonald, the Company and the Employer regarding his transition to Senior Advisor and his ultimate retirement, and supersedes any other agreements, including, but not limited to, his Severance and Change of Control Agreement and all applicable equity award agreements, between McDonald and the Company except as set forth herein.

(d) Dispute Resolution; Governing Law. This Letter Agreement will be construed and enforced according to the internal laws of the State of Michigan, without reference to the choice of law provisions thereof. McDonald irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising under this Letter Agreement may be brought in the United States District Court for the Eastern District of Michigan, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Michigan, (b) consent to be subject to the nonexclusive personal jurisdiction of any such court in any such suit, action or proceeding, and (c) waive any objection which you may have to the laying of venue of any such suit, action or proceeding in any such court. The Employer is a Michigan limited liability company. The responsibilities of McDonald’s employment have substantial relation to the Employer’s business in Michigan.

(e) Severability; Counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

(f) Section 409A of the Code. It is the parties’ intent that the payments and benefits provided under this Letter Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Letter Agreement will be interpreted accordingly. In this regard each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A of the Code. If and to the extent that any payment or benefit is determined by the Company (1) to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and (2) such payment or benefit must be delayed for six months following your separation from service in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause you to incur any additional tax under Section 409A of the Code, then the Company will delay making any such payment or providing such benefit until the expiration of such six-month period (or, if earlier, your death or a “change in control event” as such term is defined in Section 1.409A-3(i)(5) of the Code). All reimbursements and in-kind benefits provided under this Letter Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except that a plan providing health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; and (iii) any reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

[Remainder of Page Left Intentionally Blank]

To indicate agreement with the foregoing, please sign and return this Letter Agreement to me.

On behalf of the Company and the Employer:

By:	/s/ Cathleen A. Ebacher
Name: Cathleen A. Ebacher
Title: Vice President, General Counsel &
Secretary

Accepted and Agreed:

/s/ R. Bruce McDonald
Name:	R. Bruce McDonald

Date:	June 10, 2018

[Signature Page to Letter Agreement]

Exhibit A

Board of Directors Resignation Letter

I, R. Bruce McDonald, hereby resign as Chairman and a member of the Board of Directors of Adient plc and as a member of the Board of Directors of any of Adient plc’s subsidiaries, affiliates, joint ventures and other related entities, effective June 11, 2018.

Accepted and Agreed:

Name: R. Bruce McDonald

Date: June 10, 2018

Exhibit B—Retirement Treatment of Outstanding Company Equity Awards on the Retirement Date

Award	Grant Date	Stock Plan Granted Under (Adient or JCI)	Account Status as of June 10, 2018			Estimated Units That Will Vest[3] (based on continued employment through Sept. 30, 2018 and Retirement Treatment)	Qualifies for Retirement Treatment?	Treatment Upon Retirement Date
			Units Awarded[1]	Units Previously Vested	Unvested Units
RSUs	2017-10-02	Adient	49,594.1661	0.0	49,594.1661	0	No—not age 60	Forfeit all unvested
RSUs	2016-11-07	Adient	96,908.4555	31,703.0	65,205.4555	51,635	Yes—age 55 + 10 years	Vest pro-rata immediately; unvested portion forfeited
RSUs	2016-10-31	Adient	178,769.6012	58,483.0	120,286.6012	96,205	Yes—age 55 + 10 years	Vest pro-rata immediately; unvested portion forfeited
RSUs	2016-09-08	JCI	215.4928	0.0	215.4928	215	Yes—age 55 + 5 years	Accelerate & vest 100%
RSUs	2016-09-08	JCI	10,562.2108	0.0	10,562.2108	10,562	Yes—age 55 + 5 years	Accelerate & vest 100%
RSUs	2015-10-07	JCI	9,878.1099	0.0	9,878.1099	9,815	Yes—age 55 + 10 years	Vest pro-rata and settle on normal schedule; unvested portion forfeited
RSUs	2015-10-07	JCI	3,292.0033	0.0	3,292.0032	3,292	Yes—age 55 + 10 years	Continue to vest 100%
RSUs	2013-09-24	JCI	6,560.9727	0.0	6,560.9727	6,561	Yes—age 55 + 10 years	Continue to vest 100%

PSUs[2]	2017-10-02	Adient	74,391.2491	0.0	74,391.2491	0	No—not age 60	Forfeit all
PSUs[2]	2016-11-07	Adient	97,320.0175	0.0	97,320.0175	64,791	Yes—age 55 + 10 years	Pro-rate and continue to vest based on actual performance; unvested portion forfeited

Non- Qualified Stock Options	2015-10-07	JCI	10,197.0000	5,099.0	5,098.0000	5,098	Yes—age 55 + 10 years	Accelerate & vest 100%

[1]	Includes reinvested dividends to date.
[2]	PSU values shown at target; actual performance factor will be applied at vesting, and vesting period relates to fiscal year not grant date.
[3]	Actual amounts that will vest will include any dividends reinvested in award.

Exhibit C

Form of General Release of Claims

NOTICE: YOU HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE DECIDING WHETHER TO EXECUTE IT. IN CONNECTION WITH YOUR CONSIDERATION OF THE RELEASE, ADIENT PLC AND ADIENT US LLC HEREBY ADVISE YOU TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THE RELEASE.

GENERAL RELEASE OF CLAIMS

In consideration of [upon executing Letter Agreement—the opportunity to receive][upon Retirement Date— receiving] the equity award treatment and benefits set forth in Section 2 and Exhibit B of the attached Letter Agreement, dated June 10, 2018, between you Adient plc and Adient US LLC, (the “Letter Agreement”), I do hereby release and forever discharge the Released Parties (defined below) from any and all claims, contracts, judgments and expenses (including attorneys’ fees and costs of any kind), whether known or unknown, which I have or may have against the Released Parties, or any of them, arising out of or based on any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date I execute this Release, including, but not limited to, my decision and agreement to resign from Adient plc pursuant to the Letter Agreement. “Released Parties” includes Adient plc and all Affiliated Entities (defined below), their predecessors and successors (including, but not limited to, Johnson Controls International plc, Johnson Controls, Inc. and all of their affiliated entities), and all of Adient plc’s and the other foregoing entities’ past and present and future officers, directors, agents, employees, shareholders, members, managers, partners, joint ventures, attorneys, executors, employee benefit plans, insurers, assigns and other representatives of any kind. This Release includes, but is not limited to: (i) claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, state family and/or medical leave laws, state fair employment laws, state and federal wage and hour laws, wage payment laws, any amendments to the foregoing laws, and/or any other law (including without limitation federal, state, local or foreign law, statute, common law, code, ordinance, rule or regulation); (ii) claims based on breach of contract (express or implied), tort, personal injury, misrepresentation, discrimination, failure to accommodate, retaliation, harassment, defamation, invasion of privacy or wrongful discharge; (iii) claims for bonuses, payments or benefits under any of Adient plc’s or any Affiliated Entity’s bonus, severance or incentive plans or fringe benefit programs or policies, except as specifically identified in the Letter Agreement; (iv) claims arising under the Key Executive Severance and Change of Control Agreement I executed on January 17, 2017, by and among you, Adient plc and Adient US LLC; (v) any other claims arising out of or connected with my employment with Adient plc or any Affiliated Entity [upon executing Letter Agreement—prior to or on the date I execute this Release]; and (vi) claims arising out of my removal as an officer or director from any Affiliated Entity. This Release does not include a waiver of any claim that cannot legally be waived. Nothing in this Release (x) waives a claim for benefits vested as of the date I execute this Release or vested as of the Retirement Date under an incentive or retirement plan of Adient or any Affiliated Entity or (y) waives a claim for or prevents me from accepting a whistleblower award for information provided to the U.S. Securities and Exchange Commission. “Affiliated Entities” means all entities related to or affiliated with Adient plc, including by not limited to parent, sister or subsidiary entities (of any tier) and joint ventures (individually each an “Affiliated Entity”).

I have read this Release and I understand its legal and binding effect. I enter into this Release voluntarily.

I understand that for a period of seven (7) days following the execution of this Release, I may revoke this release, and that the release will not become effective or enforceable until this seven (7) day revocation period has expired. To be effective, any notice of revocation must be in writing and received by Neil Marchuk, Chief Human Resources Officer, Adient US LLC, 49200 Halyard Drive, Plymouth, Michigan 48170, within the seven (7) day revocation period (or, if the seventh day of the revocation period is not a business day, on the first business day following such date).

Date	R. Bruce McDonald